EXHIBIT 22
                         Subsidiaries of the Registrant



*    Physical Beauty & Fitness Holdings Limited
*    Physical Health Centre Hong Kong, Ltd.
*    Regent Town Holdings Ltd.
*    Mighty System Ltd.
*    Supreme Resources Ltd.
*    Physical Health Centre (Zhong Shan) Ltd.
*    Zhongshan Physical Ladies' Club, Ltd.
*    Ever Growth Ltd.
*    Proline Holdings Ltd.
*    Shanghai Physical Ladies' Club Company Ltd.
*    Shanghai Physical Ladies' Club Co., Ltd.
*    Jade Regal Holdings Ltd.
*    Physical Health Centre (Dalian) Ltd.
*    Dalian Physical Ladies' Club Co. Ltd.
*    Star Perfection Holdings Ltd.
*    Physical Health Centre (Shenzhen) Ltd.
*    Shenzhen Physical Ladies' Club Company Ltd.
*    Physical Health Centre (Tsuen Wan) Limited
*    Physical Health Centre (Macau) Limited